Exhibit (99.17)

ISSN 1718-8369

Volume 3, number 10	April 9, 2009

AS AT JANUARY 31, 2009

Highlights for January 2009

•                 In January 2009, the budgetary balance shows expenditure exceeding revenue by $22 million.

•                 Budgetary revenue amounts to $5.3 billion, a decline of $108 million compared to last year. Own-source revenue stands at $4.1 billion, down $20 million, while federal transfers amount to $1.2 billion, a decrease of $88 million.

•                 Program spending rose $200 million compared to last year, and stands at $4.6 billion. This increase is attributable, in particular, to the rise in spending relating to the Health and Social Services and the Education and Culture missions.

•                 Debt service stands at $524 million, down $63 million compared to January 2008.

On the basis of the cumulative results as at January 31, 2009, the budget will be balanced in 2008-2009 by using part of the $2.3-billion budgetary reserve accumulated as at March 31, 2008.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS

(millions of dollars)	(Unaudited data)

	January		April to January		March 2009 Budget
						Growth
	2008	2009	2007-2008	2008-2009	2008-2009%
BUDGETARY REVENUE
Own-source revenue (1)	4 178	4 158	40 735	40 536	48 555	- 1.8
Federal transfers	1 254	1 166	11 109	11 638	13 924	2.2
Total	5 432	5 324	51 844	52 174	62 479	- 1.0
BUDGETARY EXPENDITURE
Program spending	- 4 433	- 4 633	- 45 120	- 48 048	- 57 400	4.7
Debt service	- 587	- 524	- 5 827	- 5 544	- 6 589	- 6.2
Total	- 5 020	- 5 157	- 50 947	- 53 592	- 63 989	3.5
NET RESULTS OF CONSOLIDATED ENTITIES (2)	- 87	- 118	46	298	205	—
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	325	49	943	- 1 120	- 1 305	—
Generations Fund (3)	- 48	- 71	- 289	- 434	- 569	—
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	277	- 22	654	- 1 554	- 1 874	—
Deposit in the Generations Fund from the budgetary reserve	0	—	- 200	—	- 132	—
Budgetary reserve	0	—	200	—	2 006	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	277	- 22	654	- 1 554	0	—

(1)                                 Own-source revenue reflects a change in the monthly estimation method to make it consistent with the method used for cumulative revenue at year end.

(2)                                 Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

(3)                                 The budgetary balance for the purposes of the Balanced Budget Act excludes the results of the Generations Fund.

Cumulative results as at January 31, 2009

Budgetary balance

•                 For the first ten months of fiscal 2008-2009, the budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $1.6 billion.

•                 Moreover, as indicated in the 2009-2010 Budget Plan of last March 19, it is expected that the budget will be balanced in 2008-2009 by using part of the $2.3-billion budgetary reserve accumulated as at March 31, 2008.

Budgetary revenue

•                 From April 1, 2008 to January 31, 2009, budgetary revenue totalled $52.1 billion, up $330 million from last year.

•                 Own-source revenue stands at $40.5 billion, $199 million less than as at January 31, 2008. Own-source revenue excluding government enterprises amounts to $36.5 billion, a decline of $377 million. This decline in revenue is attributable to the slowdown in economic growth and the impact of the fiscal measures announced in recent budgets, including:

•                  the personal income tax cut in effect since January 1, 2008;

•                  the reduction in the capital tax rate.

Revenues of government enterprises stand at $4.0 billion, up $178 million compared to last year.

•                 Federal transfers amount to $11.6 billion for the first ten months of the fiscal year, an increase of $529 million compared to the same period in 2007-2008.

Budgetary expenditure

•                 As at January 31, 2009, budgetary expenditure amounts to $53.6 billion, an increase of $2.6 billion compared to last year.

•                 Program spending rose $2.9 billion compared to last year, and stands at $48.0 billion. The most significant changes are in the Health and Social Services ($1.4 billion) and the Education and Culture ($692 million) missions.

•                 Debt service amounts to $5.6 billion, down $283 million compared to the same period ended in January 2008.

Consolidated entities

•                 As at January 31, 2009, the net results of consolidated entities show a surplus of $298 million, i.e. $252 million more than last year.

Generations Fund

•                 The results of the Generations Fund amount to $434 million, an increase of $145 million compared to last year.

Net financial requirements

•                 For the period from April 2008 to January 2009, consolidated net financial requirements stand at $4.0 billion, an increase of $1.4 billion compared to last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	January			April to January
	2008	2009	Changes	2007-2008	2008-2009	Changes
BUDGETARY REVENUE
Own-source revenue	4 178	4 158	- 20	40 735	40 536	- 199
Federal transfers	1 254	1 166	- 88	11 109	11 638	529
Total	5 432	5 324	- 108	51 844	52 174	330
BUDGETARY EXPENDITURE
Program spending	- 4 433	- 4 633	- 200	- 45 120	- 48 048	- 2 928
Debt service	- 587	- 524	63	- 5 827	- 5 544	283
Total	- 5 020	- 5 157	- 137	- 50 947	- 53 592	- 2 645
NET RESULTS OF CONSOLIDATED ENTITIES	- 87	- 118	- 31	46	298	252
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	325	49	- 276	943	- 1 120	- 2 063
Generations Fund	- 48	- 71	- 23	- 289	- 434	- 145
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	277	- 22	- 299	654	- 1 554	- 2 208
Deposit in the Generations Fund from the budgetary reserve	0	—	0	- 200	—	- 200
Budgetary reserve	0	—	0	200	—	200
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	277	- 22	- 299	654	- 1 554	- 2 208
Generations Fund	48	71	23	289	434	145
CONSOLIDATED BUDGETARY BALANCE	325	49	- 276	943	- 1 120	- 2 063
Consolidated non-budgetary surplus (requirements)	626	- 454	- 1 080	- 3 561	- 2 928	633
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	951	- 405	- 1 356	- 2 618	- 4 048	- 1 430

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	January			April to January
			Changes			Changes
Revenue by source	2008	2009	%	2007-2008	2008-2009%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 423	1 508	6.0	15 543	15 446	- 0.6
Contributions to Health Services Fund	535	567	6.0	4 477	4 672	4.4
Corporate taxes	313	181	- 42.2	3 328	2 673	- 19.7
Consumption taxes	1 039	1 029	- 1.0	11 402	11 525	1.1
Other sources	204	117	- 42.6	2 151	2 208	2.6
Total	3 514	3 402	- 3.2	36 901	36 524	- 1.0
Revenue from government enterprises	664	756	13.9	3 834	4 012	4.6
Total own-source revenue	4 178	4 158	- 0.5	40 735	40 536	- 0.5
Federal transfers
Equalization	597	669	12.1	5 967	6 690	12.1
Health transfers	375	309	- 17.6	3 174	3 146	- 0.9
Transfers for post-secondary education and other social programs	153	104	- 32.0	1 196	1 072	- 10.4
Other programs	129	84	- 34.9	772	730	- 5.4
Total federal transfers	1 254	1 166	- 7.0	11 109	11 638	4.8
TOTAL BUDGETARY REVENUE	5 432	5 324	- 2.0	51 844	52 174	0.6

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	January			April to January
			Changes			Changes
Expenditures by mission	2008	2009	%	2007-2008	2008-2009%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	2 175	2 242	3.1	19 762	21 199	7.3
Education and Culture	1 004	1 061	5.7	12 078	12 770	5.7
Economy and Environment	432	477	10.4	5 236	5 586	6.7
Support for Individuals and Families	435	462	6.2	4 427	4 524	2.2
Administration and Justice	387	391	1.0	3 617	3 969	9.7
Total program spending	4 433	4 633	4.5	45 120	48 048	6.5
Debt service	587	524	- 10.7	5 827	5 544	- 4.9
TOTAL BUDGETARY EXPENDITURE	5 020	5 157	2.7	50 947	53 592	5.2

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.